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                                                                   EXHIBIT 10.36

                               BIOPURE CORPORATION
             INCENTIVE COMPENSATION AND COMPANY STOCK PURCHASE PLAN

BUSINESS PURPOSE OF PLAN

- The Company hopes to experience significant growth during the next several years. In order to execute the business plan during this time period, it will be necessary to retain and attract top caliber personnel. The Company believes it is in the Company's best long-term interests that its management hold the Company's common stock. This Plan will enable the Company to provide management with an opportunity to acquire or increase stock ownership in the Company.

ELEMENTS OF PLAN

- The Company will award bonus payments or a deferred bonus arrangement to certain key employees, consultants, and directors for their contributions and efforts to the Company.

-      The Company will withhold payroll taxes from these bonus payments.

- These employees, consultants, and directors have been and continue to be very critical to the success of the Company.

- The Company would like these key critical employees, consultants, and directors to become stockholders and/or increase their ownership position in the Company. This ownership position will give these individuals the "owners' edge."

- These key individuals may exercise their options and/or have the right, but not the obligation, to purchase shares of Biopure "non-lapse" restricted Common Stock.

- The key employees, consultants, or directors listed in Exhibit I will be given the choice of either (1) retaining their current options or (2) having their current options terminated and purchasing shares of Biopure Common Stock.

- The valuation for the stock will be set at $.90 per share due to the "non-lapse" restriction outlined below.

- The recipient should elect Section 83(b) treatment for the tax consequences of the stock purchase and incur the full impact of the tax liability in the year of purchase.

- Certain of these shares of stock purchased will be subject to a repurchase provision during the first four years after purchase. Shares subject to repurchase by the Company in the event of termination of an employee's employment with the Company (or of a consultant's or director's relationship with the Company) will be at the $.90 purchase price plus an interest factor equivalent to the prime rate per year.

- In addition, a "non-lapse" restriction will be placed on the total number of shares of stock for the life of the stock. The Company would have a first right of refusal to repurchase the stock at a price equal to the then fair market value of the stock minus the difference between the market value of the stock at the time of original issue ($3.60 per share) and the price paid by the employee,


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       consultant, or director ($.90 per share). The discount amount will escalate by the prime rate per annum. This repurchase right could also triggered by a merger, consolidation, sale of assets or liquidation of the Company.

- The Company will enter into loan agreements with employees, consultants or directors equivalent to 50% of the tax payment/liability incurred by the employees, consultants or directors so that they will be able to make the stock purchase. The Company, if possible, will aid employees, consultants or directors in obtaining and co-signing bank loans equivalent to the remaining 50% of the tax payment/liability.



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